EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

May 6, 2003
Seattle, Washington

Pacific Biometrics, Inc. Reports Record Quarterly Revenue;
Revenue increases 44% over prior year

Seattle, Washington-Pacific Biometrics, Inc. (OTCBB: PBME) today announced record revenue and a second consecutive quarter of profitability in its fiscal third quarter ended March 31, 2003.

Revenue was $2,087,933 for the quarter, increasing 44% over the same period in the prior fiscal year. Revenue growth was driven primarily by increased clinical trial testing services with a major pharmaceutical company. Revenue for the nine-month period ended March 31, 2003 increased to $4,650,976, an increase of 81% over the same period in the prior fiscal year.

Net income for the quarter was $299,614 compared to $546,819 in the third quarter of fiscal 2002. Approximately $166,000 of the quarter’s net income is due to a one-time gain associated with the reassessment of liabilities and accrued costs.

Net loss for the nine-month period ended March 31, 2003 was $173,176 compared to a net profit of $440,802 for the same period in the prior fiscal year. Net loss for the nine-month period was largely attributed to one-time expenses associated with the acquisition of Saigene Corporation assets, restructuring costs and ongoing management fees paid to Saigene Corporation. The nine-month net loss was decreased by $335,000 primarily due to the reassessment of liabilities and accrued costs as well as a gain on debt restructuring.

“We are pleased with our growth in revenue for the quarter. PBI continues to focus on expanding its clinical trials services on behalf of major pharmaceutical companies with special emphasis on drug development in the cardiovascular, diabetes and osteoporosis areas,” stated Ron Helm, Pacific Biometrics’ Chief Executive Officer. “We are positioning PBI to be the premier provider of testing services in these specialty areas.” Commenting further, Helm noted that “The Company is aggressively adding infrastructure and capacity to accommodate anticipated future growth in both average clinical study patient size and in total sample volumes”.

About Pacific Biometrics, Inc.
 Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, osteoporosis, diabetes, and nutrition. The PBI laboratory is accredited by the College of American Pathologists and is one of only five U.S. based labs fully approved and accredited by the Center for Disease Control (CDC) as a Cholesterol Reference Lab. Clients for PBI include many of the world’s largest pharmaceutical, biotech, and diagnostic companies.

As part of a recent asset purchase, Pacific Biometrics owns several patented and patent-pending technologies, including an advanced, proprietary, isothermal DNA amplification assay, and gene-based tests involved in sterility testing and antibiotic susceptibility testing.

For more information about Pacific Biometrics, visit the company’s web site at www.pacbio.com or contact Ronald Helm, Chairman / CEO at (206) 298-0068.

This release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s growth, scope of clinical trials services, capacity and the size and volume of clinical studies. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Please refer to the Risk Factors in the Company’s filings with the Securities and Exchange Commission, which identify certain important factors that could cause actual results to differ materially from those contained in this release. These include, but are not limited to, the Company’s ability to bid on and win laboratory services contracts, competition in the industry, the Company’s ability to manage its growth and to hire and retain qualified personnel, unanticipated problems relating to the competitive and regulatory environment in which the Company operates, marketing problems, company accreditation’s and additional costs and expenses that may exceed current estimates. Potential investors should be aware of the difficulties normally encountered by new enterprises and the high rate of failure associated with such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, delays and competition encountered in connection with the development of a business in the biotechnology industry.